Keryx Biopharmaceuticals, Inc. Announces Fourth Quarter and Year-End 2011 Financial Results

Keryx to Host Investor Conference Call on Thursday, March 1, 2012
at 8:30am EST

NEW YORK, February 29, 2012 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease (the “Company”), today announced its results for the fourth quarter and year ended December 31, 2011.

At December 31, 2011, the Company had cash, cash equivalents, interest receivable, and investment securities of $39.5 million, as compared to $28.5 million at December 31, 2010.

The net loss for the fourth quarter ended December 31, 2011 was $8.4 million, or $0.12 per share, compared to a net loss of $5.3 million, or $0.09 per share, for the comparable quarter in 2010, representing an increase in net loss of $3.1 million. The change in net loss in the fourth quarter of 2011, as compared to the fourth quarter of 2010, was primarily attributable to a $2.5 million increase in other research and development expenses, principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs. The net loss for the fourth quarter ended December 31, 2011, included $0.5 million of non-cash compensation expense related to equity incentive grants.

The net loss for the year ended December 31, 2011, was $28.1 million, or $0.42 per share, compared to a net loss of $20.3 million, or $0.34 per share, for the year ended December 31, 2010, representing an increase in net loss of $7.8 million. The change in net loss in the year ended December 31, 2011, as compared to 2010, was primarily attributable to a $12.5 million increase in other research and development expenses, principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs, partially offset by $5.0 million of license revenue in the year ended December 31, 2011, related to a milestone payment from the Company’s Japanese partner for Zerenex (ferric citrate), Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd., for their commencement, in April 2011, of a Phase 3 clinical program in Japan. The net loss for the year ended December 31, 2011, included $2.1 million of non-cash compensation expense related to equity incentive grants.

Ron Bentsur, the Company's Chief Executive Officer, commented, “During the fourth quarter of 2011, we remained focused on our three ongoing Phase 3 studies. With the completion of our Perifosine Phase 3 study in metastatic colorectal cancer expected in March, we look forward to the top-line data release within several weeks thereafter. With respect to Zerenex, we remain on track to complete our long-term Phase 3 study in the fourth quarter of 2012.” Mr. Bentsur added, “As we approach these important clinical data events, our financial position remains strong and we believe that we have sufficient capital to reach our key milestones.”

The Company will host an investor conference call tomorrow, Thursday, March 1, 2012, at 8:30am EST, to discuss the Company’s fourth quarter and year-end 2011 financial results and provide a business outlook for 2012.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
REVENUE:
License revenue	$--	$--	$5,000	$--

OPERATING EXPENSES:
Research and development:
Non-cash compensation	187	238	803	1,236
Other research and development	6,676	4,144	26,209	13,728
Total research and development	6,863	4,382	27,012	14,964

General and administrative:
Non-cash compensation	341	278	1,289	1,237
Other general and administrative	1,497	1,341	5,448	5,014
Total general and administrative	1,838	1,619	6,737	6,251

TOTAL OPERATING EXPENSES	8,701	6,001	33,749	21,215

OPERATING LOSS	(8,701)	(6,001)	(28,749)	(21,215)

OTHER INCOME:
Interest and other income, net	80	567	380	764

LOSS FROM CONTINUING OPERATIONS	(8,621)	(5,434)	(28,369)	(20,451)

Gain from discontinued operations	246	120	246	120

NET LOSS	$(8,375)	$(5,314)	$(28,123)	$(20,331)

NET LOSS PER COMMON SHARE
Continuing operations	$(0.12)	$(0.09)	$(0.42)	$(0.34)
Discontinued operations	-- *	-- *	-- *	-- *
Basic and diluted net loss per common share	$(0.12)	$(0.09)	$(0.42)	$(0.34)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic	71,022,951	61,266,886	67,370,354	58,987,854

Diluted	71,022,951	61,266,886	67,370,354	58,987,854

Balance Sheet Information:

	December 31, 2011	December 31, 2010**
	(Unaudited)
Cash, cash equivalents, interest receivable
and short-term investment securities	$39,470	$28,512
Total assets	43,488	32,114
Accumulated deficit	(369,887)	(341,764)
Stockholders’ equity	31,047	23,248

*	Amount less than one cent.
**	Condensed from audited financial statements